                                                                   EXHIBIT 10.29

                                PEOPLESOFT, INC.

               DESCRIPTION OF BONUS AND RETENTION ARRANGEMENTS FOR
                               EXECUTIVE OFFICERS

                                JANUARY 13, 2004

Bonus Arrangements

         The bonus arrangements for the Chief Executive Officer are set forth in his employment agreement. Executives other than the CEO are eligible to receive quarterly bonuses under a broad-based employee bonus plan. The maximum target cash incentive compensation for each executive officer is approved by the Compensation Committee of the Board of Directors and is determined based on PeopleSoft's overall performance; the executive's contributions to corporate goals; changes in the executive's scope of responsibilities; published pay data for comparable positions in the industry; and internal compensation equity considerations.

         The quarterly bonus payout for each executive is based on a combination of Company performance and the achievement of individual goals and objectives. Company performance factors include achievement of revenue and operating income targets and attainment of customer satisfaction objectives; individual objectives or goals may include business unit revenue, margin, operating goals and objectives and management of operating expenses.

         At the end of each year, the Compensation Committee reviews the overall performance of each executive and the role the executive played in PeopleSoft's overall performance. Based on exceptional Company and individual performance, the Compensation Committee may award a discretionary cash bonus, paid in addition to the quarterly bonuses.

Retention Arrangements

         The Chief Executive Officer and two other executive officers also have retention bonus arrangements approved by the Compensation Committee that contain acceleration of service provisions if their employment is terminated without cause or in connection with a change of control of PeopleSoft.